Exhibit 99.4

JT POWER GROUP

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

UNAUDITED STATEMENTS FOR NINE MONTHS ENDED

SEPTEMBER 30, 2013 & 2012:

INCOME

OWNERS’ EQUITY (DEFICIENCY)

CASH FLOWS

&

BALANCE SHEETS AS OF

SEPTEMBER 30, 2013 (UNAUDITED) & DECEMBER 31, 2012

JT POWER, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,	December 31,
	2013	2012
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash & cash equivalents	$175,384	$490,709
Restricted cash	262,124	209,547
Accounts receivable, net of allowances of $15,991 and $6,699,000 at September 30, 2013 and December 31, 2012, respectively	1,629,735	1,685,509
Inventory	3,291,186	3,706,240
Repair costs on consignment inventory	686,540	722,257
Deposits and prepaid expenses	86,574	—
Due from related party	60,000	60,000
Total current assets	6,191,542	6,874,262

Property & equipment, net of accumulated depreciation of $235,681 and $216,284 at September 30, 2013 and December 31, 2012, respectively	93,038	135,896
Investments	280,547	97,291
Long term deposits	48,069	63,873
Due from related party, net of current portion	201,516	258,966
Total assets	$6,814,712	$7,430,288

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,849,255	$1,498,461
Due to affiliate	544,672	748,327
Due to primary creditor	12,723,441	13,549,247
Deposits payable	—	300,000
Current portion of capital lease obligation	5,962	5,962
Current portion of related party note payable	113,932	108,955
Total current liabilities	15,237,262	16,210,952

Notes payable, net of current portion	1,029,402	1,115,483
Capital lease obligation, net of current portion	10,450	14,469
Deferred rent	255,863	355,523
Total liabilities	16,532,977	17,696,427

Noncontrolling interest	205,945	27,596
Members’ equity (deficiency)	(9,924,210)	(10,293,735)
Total liabilities and members’ equity (deficiency)	$6,814,712	$7,430,288

The accompanying notes are an integral part of these condensed consolidated financial statements.

JT POWER, LLC AND SUBSIDIARIES

Consolidated Statements of Income (Loss)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
OPERATING REVENUE
Jet engine sales	$4,706,157	$3,716,163
Cost of goods sold	2,775,346	1,667,229
Gross profit on jet engine sales	1,930,811	2,048,934

Consignment commissions	1,055,628	1,090,610
Interest income	115	954
Other revenue	—	162,933
Total operating revenue	2,986,554	3,303,431

OPERATING EXPENSES
Interest expense	570,211	610,656
Depreciation expense	42,858	39,375
Selling, general, and administrative	1,798,787	2,992,919
Total operating expenses	2,411,856	3,642,949

Net income (loss) before income taxes	574,698	(339,518)
Income tax expense (benefit)	—	—
Net income (loss)	574,698	(339,518)

Net income attributable to noncontrolling interest	178,349	3,000
Net income (loss) attributable to JTP	$396,349	$(342,518)

The accompanying notes are an integral part of these condensed consolidated financial statements.

JT POWER, LLC AND SUBSIDIARIES

Consolidated Statement of Owners’ Equity (Deficiency)

Nine Months Ended September 30, 2013 and 2012

(Unaudited)

	Members’ Deficiency	Noncontrolling Interest	Total
Balances at December 31, 2011	$(21,880,501)	$—	$(21,880,501)

Net income (loss)	(342,518)	3,000	(339,518)
Distributions, net of contributions of $131,780	(282,648)	—	(282,648)
Deconsolidation of AMI	(219,901)	—	(219,901)

Balances at September 30, 2012	$(22,725,568)	$3,000	$(22,722,568)

Balances at December 31, 2012	(10,293,735)	27,596	(10,266,139)

Net income	396,349	178,349	574,698
Distributions, net of contributions of $255,695	(26,824)	—	(26,824)

Balances at September 30, 2013	$(9,924,210)	$205,945	$(9,718,265)

The accompanying notes are an integral part of these condensed consolidated financial statements.

JT POWER, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2013	2012

Net cash provided by operating activities	$1,269,716	$2,245,456

Cash flows from investing activities:
Change in due from related party	57,450	(321,524)
Acquisition of property and equipment	—	(74,717)
Investment in affiliate, net of distributions	(183,256)	(30,636)
Net cash used in investing activities	(125,806)	(426,877)

Cash flows from financing activities:
Principal payments on capital lease obligation	(4,019)	(49,172)
Member contributions	255,695	131,780
Member distributions	(282,519)	(414,428)
Principal payments on payable to primary creditor	(1,347,288)	(1,392,538)
Principal payments on related party note payable	(81,104)	(51,322)
Net cash used in financing activities	(1,459,235)	(1,775,679)

Increase/ (Decrease) in cash and cash equivalents	(315,325)	42,900

Cash and cash equivalents at beginning of period	490,709	444,057

Cash and cash equivalents at end of period	$175,384	$486,957

The accompanying notes are an integral part of these condensed consolidated financial statements.

JT POWER, LLC AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

Nine Months Ended September 30, 2013 and 2012

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

JT Power, LLC and subsidiaries (the “Company”) provides ‘end of life’ solutions for aviation materials and services related to aircraft engines and specializes predominantly in aftermarket engine parts sales. Customers are located primarily in North America, Europe and Asia.

Principles of Consolidation and Basis of Financial Statement Presentation

The Consolidated Financial Statements include the Company and all majority-owned subsidiaries in which the Company has a controlling financial interest. Significant intercompany accounts and transactions have been eliminated in consolidation.

In the opinion of Company management, all adjustments, consisting of normal recurring adjustments, necessary to state fairly the financial position, results of operations and cash flows were recorded. The results of operations for the nine month period ended September 30, 2013 are not necessarily indicative of the operating results for a full year or of future operations.

Certain information and footnote disclosure normally included in financial statements presented in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The accompanying condensed financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company’s financial statements for the year ended December 31, 2012.

2.  SUBSEQUENT EVENTS

Subsequent events have been evaluated for recognition and disclosure through January 14, 2014, which is the date the condensed consolidated financial statements were issued.

On October 22, 2013, the Company reached a settlement agreement with its primary creditor to settle substantially all outstanding debts between the two parties for approximately $1.0 million in consideration comprised of cash and related receivables.  Prior to the settlement agreement, the amounts due to the creditor totaled approximately $12.7 million.

On November 6, 2013, substantially all of the assets of the Company were acquired by Willis Lease Finance Corporation (NASDAQ: WLFC) for total consideration of $5.6 million.  The purchase consideration consisted of $4.5 million in cash and forgiveness $1.1 million of debts due to WLFC.